Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Further Steps Taken Towards Implementation of New Comprehensive Value Strategy

Increases quarterly cash dividend to $0.05 per share

New York, New York, May 5, 2021 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months ended March 31, 2021.

The following financial review discusses the results for the three months ended March 31, 2021 and March 31, 2020.

First Quarter 2021 and Year-to-Date Highlights

•	Announced Genco’s new comprehensive value strategy in April 2021

o	This strategy is centered on low financial leverage and three key tenets:

■	Attractive quarterly dividends based on cash flow after debt service less a reserve

■	Further debt reduction, and

■	Growth of the fleet

•	As part of Genco’s new corporate strategy, we have taken the following initial steps in the year-to-date:

o	Paid down debt by $48.2 million during the first quarter of 2021

o	Agreed to acquire a fuel efficient, 2016-built 64,000 dwt Ultramax vessel

•
We utilized the strong market to fix three vessels on period time charters to secure cash flows as part of our portfolio approach to fixture activity and in line with the execution of our value strategy:

o	Genco Liberty (2016-built Capesize): fixed at $31,000 per day for 10 to 13 months

o	Genco Magic (2014-built Ultramax): fixed at $25,000 per day for 5 to 7 months

o	Genco Pyrenees (2010-built Supramax): fixed at $23,000 per day for 5 to 7 months

•
Genco increased its regular quarterly cash dividend to $0.05 per share for the first quarter of 2021 while also progressing towards achieving the targets under the new comprehensive value strategy during a rising freight rate environment

o	Payable on or about May 25, 2021 to all shareholders of record as of May 17, 2021

o	We have now declared cumulative dividends totaling $0.805 per share over the last seven quarters

o	Genco is targeting Q4 2021 results for its anticipated first dividend under its new corporate strategy, which would be payable in Q1 2022

•	We recorded net income of $2.0 million for the first quarter of 2021

o	Basic and diluted earnings per share of $0.05

o	Adjusted net income of $2.7 million or basic and diluted adjusted earnings per share of $0.06, excluding a $0.7 million loss on sale of vessels

•	Voyage revenues totaled $87.6 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $47.1 million during Q1 2021

o	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q1 2021 was $12,197

o	We estimate our TCE to date for Q2 2021 to be $20,653 for 74% owned fleet available days, based on current fixtures

•	Recorded adjusted EBITDA of $20.6 million during Q1 2021[1]

•	Maintained a strong financial position with $164.0 million of cash, including $40.8 million of restricted cash, as of March 31, 2021

John C. Wobensmith, Chief Executive Officer, commented, “Genco commenced 2021 by taking important steps aimed at differentiating the company and unlocking significant long-term value for shareholders. Drawing on our robust balance sheet, we implemented a new corporate strategy based on low financial leverage, growth and paying a compelling quarterly dividend throughout the shipping cycles. Our new strategy also complements our fleet composition, given the significant upside and operating leverage of the Capesize sector, together with the more stable earnings profile of minor bulk vessels.”

Mr. Wobensmith continued, “We are pleased to have already made progress toward implementation, as we plan for our first dividend under our new strategy. Year-to-date, we have reduced our debt balance by $48 million while growing within the core Ultramax sector. Importantly, our latest opportunistic purchase marks the fourth Ultramax added to the fleet since December 2020 and highlights our balance sheet strength and versatility to simultaneously de-lever and expand our asset base. We also increased our first quarter cash dividend to $0.05 per share, representing our seventh consecutive quarterly dividend and totaling $0.805 per share since initiating our dividend policy reflecting the strength of the current freight market.”

Mr. Wobensmith concluded, “Our outlook for the drybulk market remains positive given the record low orderbook as a percentage of the fleet and the low threshold for demand catalysts to drive fleet-wide utilization higher. To capitalize on the strong market, we have secured cash flows through select medium to long term time charters at firm levels as part of our portfolio approach towards revenue generation, while ensuring that we maintain significant operating leverage in a strengthening market. We also intend to continue to opportunistically purchase assets on a low levered basis as we further position the Company to increase its dividend.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

New Comprehensive Value Strategy

Genco’s new comprehensive value strategy is centered on low financial leverage, paying quarterly cash dividends to shareholders based on cash flows after debt service less a reserve, and growth of the Company’s asset base. We believe this strategy will be a key differentiator for the Company and drive shareholder value over the long-term.

Drawing on one of the strongest balance sheets in the industry, Genco intends to use a phased in approach to further reduce its debt and refinance its current credit facilities in order to lower its cash flow breakeven levels and position the Company to pay a sizeable quarterly dividend across diverse market environments. We maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Genco is targeting Q4 2021 results for its anticipated first dividend under its new corporate strategy, which would be payable in Q1 2022.

In implementing this strategy, the Company will focus on the following specific priorities for the remainder of 2021:

•	Continue to pay down debt through regularly scheduled quarterly repayments and prepayments from a combination of cash flow generation and cash on the balance sheet;
•	Opportunistically grow the fleet on a low levered basis utilizing proceeds from previous vessel sales; and
•	Refinance credit facilities to increase flexibility, improve key terms and lower cash flow breakeven rates

Given the above action items, Genco’s year-end targets for implementation of the strategy based on management’s current estimates are:

•	Net loan-to-value ratio of 20% based on current market values
•	Cash balance of approximately $75 million, with cash above this level used to pay down debt

Given the continued strengthening of the current freight rate environment, we may be in a position to have a lower net loan-to-value ratio than our year-end target.

New Dividend Policy

As part of Genco’s new corporate strategy, the Board of Directors adopted a new quarterly dividend policy for dividends payable commencing in the first quarter of 2022 in respect to the Company’s financial results for the fourth quarter of 2021.  Under the new quarterly dividend policy, the amount available for quarterly dividends is to be calculated based on the following formula:

Operating cash flow
Less: Debt repayments
Less: Capital expenditures for drydocking
Less: Reserve
Cash flow distributable as dividends

For purposes of the foregoing calculation, operating cash flow is defined as voyage revenue less voyage expenses, charter hire expenses, vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs.  Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, the reserve will be set on a quarterly basis in advance of the subsequent quarter at the discretion of our Board of Directors and is anticipated to be based on future quarterly debt repayments and interest expense. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of the corporate strategy as it enables Genco to be flexible depending on market conditions and provide a more tailored approach to Genco’s overall business model.

For the first quarter of 2021, Genco declared a cash dividend of $0.05 per share, which is an increase from $0.02 per share paid under its policy in the previous four quarters. This quarterly dividend increase was attributable to Genco’s strong financial position, the current freight rate environment as well as management’s go-forward drybulk market expectations. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Credit Facility Update

As of March 31, 2021, Genco had $401.0 million of debt outstanding, gross of unamortized deferred financing costs. During the first quarter of 2021, Genco paid down a total of $48.2 million of debt including a prepayment of its revolving credit facility. We currently have remaining availability under our revolver of $19.2 million. After the repayment of the revolver as well as the resetting of quarterly debt amortization under our $495 Million Credit Facility following debt pay downs and vessel sales, our scheduled Q2 2021 quarterly debt repayment is expected to be $16.3 million, as compared to $20.2 million during Q1 2021, a $3.9 million reduction or a decline of

19%. We are currently evaluating refinancing our credit facilities to improve key terms and further reduce our cash flow breakeven rates.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside experienced in major bulk rates together with the continued improvement and relative stability of minor bulk rates.

Based on current fixtures to date, we estimate the following to be our TCE to date for the second quarter of 2021 on a load-to-discharge basis. Actual rates for the second quarter will vary based upon future fixtures. We have approximately seven Capesize vessels coming open in the coming weeks during this strong market, of which we plan to ballast two of these vessels to the Atlantic basin.

•	Capesize: $24,911 for 72% of the owned available Q2 2021 days
•	Ultramax and Supramax: $17,795 for 76% of the owned available Q2 2021 days
•	Fleet average: $20,653 for 74% of the owned available Q2 2021 days

Our first quarter of 2021 TCE results by class are listed below.

•	Capesize: $13,595
•	Ultramax and Supramax: $11,687
•	Handysize: $7,912
•	Fleet average: $12,197

During the first quarter of 2021, we hedged a portion of our fleet-wide available days through select time charter and forward cargo coverage in anticipation of a seasonally softer first quarter. However, the market experienced a counter-seasonal rise in freight rates during the period. Going forward, we intend to maintain our opportunistic, spot-oriented chartering approach as can be seen by the improvement in TCE to date in the second quarter relative to the first quarter.

Additionally, we continue to evaluate longer term period time charters following the three fixtures we have entered into below:
o	Genco Liberty (2016-built Capesize): fixed at $31,000 per day for 10 to 13 months
o	Genco Magic (2014-built Ultramax): fixed at $25,000 per day for 5 to 7 months
o	Genco Pyrenees (2010-built Supramax): fixed at $23,000 per day for 5 to 7 months

Fleet Update

In April 2021, the Company entered into an agreement to acquire a 2016-built 64,000 dwt Ultramax vessel constructed at Zhejiang Yangfan shipyard in China. The vessel, to be renamed Genco Enterprise, is expected to be delivered to Genco between May and July 2021.

In February 2021, the Company completed the acquisition of three modern, fuel-efficient Ultramax vessels in exchange for six older Handysize vessels. With the conclusion of the transactions, Genco has now fully exited the Handysize sector while creating a more focused fleet consisting of Capesize, Ultramax and Supramax vessels.

Separate from the above, we have delivered the Baltic Leopard, a 2009-built 53,000 dwt Supramax, to the new owner. We have also agreed to sell our final 53,000 dwt Supramax vessel, the Genco Lorraine. We expect to deliver the vessel to the new owner in the second quarter of 2021. Completion of these sales will conclude the vessel divestiture portion of our fleet renewal program.

As of March 31, 2021, $40.5 million of restricted cash is recorded on our balance sheet relating to the sale of six vessels which were sold in previous quarters, as well as an additional three vessels sold during the first quarter of 2021. Under the terms of our $495 Million Credit Facility, the Company can either repay this amount, which represents the debt associated with these vessels, or utilize the 360-day reinvestment period to redeploy this capital towards the acquisition of a replacement vessel instead of repaying the loan, if the applicable terms and conditions under the facility are met.

Financial Review: 2021 First Quarter

The Company recorded net income for the first quarter of 2021 of $2.0 million, or $0.05 basic and diluted earnings per share. Comparatively, for the three months ended March 31, 2020, the Company recorded a net loss of $120.4 million, or $2.87 basic and diluted net loss per share. Net income for the three months ended March 31, 2021, includes a loss on sale of vessels of $0.7 million. Net loss for the three months ended March 31, 2020, includes non-cash vessel impairment charges of $112.8 million as well as a $0.5 million loss on sale of vessels.

The Company’s revenues decreased to $87.6 million for the three months ended March 31, 2021, as compared to $98.3 million recorded for the three months ended March 31, 2020, primarily due to the operation of fewer vessels in our fleet, partially offset by higher rates achieved by our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $12,197 per day for the three months ended March 31, 2021 as compared to $9,755 per day for the three months ended March 31, 2020. During the first quarter of 2021, the drybulk market experienced its best start to a year in over a decade led by unprecedented levels of global stimulus, a recovery in Brazilian iron ore exports, continued robust demand in China together with improvement in demand seen in the rest of the world. These demand catalysts have been met by limited net fleet growth due to the historically low orderbook as a percentage of the fleet.

Voyage expenses were $35.1 million for the three months ended March 31, 2021 compared to $48.4 million during the prior year period. This decrease was primarily attributable to the operation of fewer vessels in our fleet, as well as a decrease in bunker consumption. Vessel operating expenses decreased to $19.0 million for the three months ended March 31, 2021 from $21.8 million for the three months ended March 31, 2020, primarily due to fewer owned vessels, as well as lower drydocking expenses, partially offset by higher crew related expenses. General and administrative expenses increased to $6.1 million for the first quarter of 2021 compared to $5.8 million for the first quarter of 2020, primarily due to higher legal and professional fees. Depreciation and amortization expenses decreased to $13.4 million for the three months ended March 31, 2021 from $17.6 million for the three months ended March 31, 2020, primarily due to a decrease in depreciation for vessels that were sold during the second half of 2020 and first quarter of 2021, as well as a decrease in depreciation for certain vessels in our fleet that were impaired during 2020.

Daily vessel operating expenses, or DVOE, amounted to $4,887 per vessel per day for the first quarter of 2021 compared to $4,413 per vessel per day for the first quarter of 2020. This increase is primarily attributable to COVID-19 related expenses and higher crew related expenses, as well as higher spares and maintenance related expenditures, partially offset by lower drydocking expenditures. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for 2021 is $5,000 per vessel per day on a fleet-wide basis reflecting the larger weighting of our fleet towards Capesize vessels following the sales of smaller Supramax and Handysize vessels as well as an anticipated increase in COVID-19 related expenses. The potential impacts of COVID-19 are beyond our control and are difficult to predict due to uncertainties surrounding the pandemic.

Apostolos Zafolias, Chief Financial Officer, commented, “During the first quarter, we announced a new corporate strategy, drawing on our success at creating one of the strongest balance sheets in the drybulk industry and our historically prudent capital allocation approach. We repaid $48 million of debt so far this year, as part of our first step in executing our new corporate policy. We believe that the strength of our balance sheet combined with the firm freight rate environment positions Genco well to return cash to shareholders while also continuing to act opportunistically and grow our fleet. During the first quarter, we also declared our seventh consecutive quarterly dividend, increasing the payout to $0.05 per share.”

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2021 was $13.5 million as compared to net cash used in operating activities of $4.0 million for the three months ended March 31, 2020. This increase in cash provided by operating activities was primarily due to higher rates achieved by our minor bulk vessels, changes in working capital, as well as a decrease in drydocking related expenditures.

Net cash provided by investing activities during the three months ended March 31, 2021 and 2020 was $20.0 million and $5.6 million, respectively.  This fluctuation was primarily due to an increase in net proceeds from the sale of vessels during the first quarter of 2021 as compared to the first quarter of 2020, as well as a decrease in scrubber related expenditures.

Net cash used in financing activities during the three months ended March 31, 2021 and 2020 was $49.1 million and $14.3 million, respectively.  The increase was primarily due to the $21.2 million repayment of the revolver under the $133 Million Credit Facility during the first quarter of 2021. Additionally, this increase was due to the $11.3 million drawdown on the $495 Million Credit Facility during the first quarter of 2020, as well as an $8.8 million increase in debt repayments under the $495 Million Credit Facility during the first quarter of 2021 as compared to the first quarter of 2020.  These increases were partially offset by $6.4 million decrease in the payment of dividends during the first quarter of 2021 as compared to the first quarter of 2020.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of May 5, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 14 Supramax vessels with an aggregate capacity of approximately 4,368,000 dwt and an average age of 10.4 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs and scheduled off-hire days for our fleet for 2021 to be:

	Q2 2021	Q3 2021	Q4 2021
Estimated Drydock Costs (1)	$2.1 million	$3.2 million	$2.2 million
Estimated BWTS Costs (2)	$0.8 million	$0.6 million	$1.8 million
Estimated Offhire Days (3)	45	80	45

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
	(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$87,591	$98,336
Total revenues	87,591	98,336

Operating expenses:
Voyage expenses	35,074	48,368
Vessel operating expenses	19,046	21,813
Charter hire expenses	5,435	3,075
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million and $0.5 million, respectively)	6,102	5,767
Technical management fees	1,464	1,854
Depreciation and amortization	13,441	17,574
Impairment of vessel assets	-	112,814
Loss on sale of vessels	720	486
Total operating expenses	81,282	211,751

Operating income (loss)	6,309	(113,415)

Other income (expense):
Other income (expense)	146	(584)
Interest income	71	594
Interest expense	(4,541)	(6,945)
Other expense, net	(4,324)	(6,935)

Net income (loss)	$1,985	$(120,350)

Net earnings (loss) per share - basic	$0.05	$(2.87)

Net earnings (loss) per share - diluted	$0.05	$(2.87)

Weighted average common shares outstanding - basic	41,973,782	41,866,357

Weighted average common shares outstanding - diluted	42,276,380	41,866,357

	March 31, 2021	December 31, 2020
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$123,191	$143,872
Restricted cash	40,519	35,492
Due from charterers, net	11,243	12,991
Prepaid expenses and other current assets	13,149	10,856
Inventories	24,148	21,583
Vessels held for sale	15,630	22,408
Total current assets	227,880	247,202

Noncurrent assets:
Vessels, net of accumulated depreciation of $215,970 and $204,201, respectively	924,468	919,114
Vessels held for exchange	-	38,214
Deferred drydock, net	14,374	14,689
Fixed assets, net	6,139	6,393
Operating lease right-of-use assets	6,538	6,882
Restricted cash	315	315
Fair value of derivative instruments	629	-
Total noncurrent assets	952,463	985,607

Total assets	$1,180,343	$1,232,809

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,402	$22,793
Current portion of long-term debt	65,277	80,642
Deferred revenue	7,389	8,421
Current operating lease liabilities	1,788	1,765
Total current liabilities	98,856	113,621

Noncurrent liabilities
Long-term operating lease liabilities	7,606	8,061
Contract liability	-	7,200
Long-term debt, net of deferred financing costs of $8,677 and $9,653, respectively	327,064	358,933
Total noncurrent liabilities	334,670	374,194

Total liabilities	433,526	487,815

Commitments and contingencies

Equity:
Common stock	419	418
Additional paid-in capital	1,713,082	1,713,406
Accumulated other comprehensive income	161	-
Accumulated deficit	(966,845)	(968,830)
Total equity	746,817	744,994
Total liabilities and equity	$1,180,343	$1,232,809

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$1,985	$(120,350)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,441	17,574
Amortization of deferred financing costs	976	951
Right-of-use asset amortization	344	337
Amortization of nonvested stock compensation expense	522	481
Impairment of vessel assets	-	112,814
Loss on sale of vessels	720	486
Amortization of premium on derivative	69	-
Interest rate cap premium payment	(240)	-
Insurance proceeds for protection and indemnity claims	41	101
Change in assets and liabilities:
Decrease (increase) in due from charterers	1,748	(1,303)
Increase in prepaid expenses and other current assets	(2,692)	(1,074)
Decrease in inventories	(2,565)	(2,134)
Increase (decrease) in accounts payable and accrued expenses	1,548	(9,916)
(Decrease) increase in deferred revenue	(1,032)	1,191
Decrease in operating lease liabilities	(432)	(412)
Deferred drydock costs incurred	(939)	(2,784)
Net cash provided by (used in) operating activities	13,494	(4,038)

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(1,190)	(273)
Purchase of scrubbers (capitalized in Vessels)	(41)	(7,778)
Purchase of other fixed assets	(152)	(1,039)
Net proceeds from sale of vessels	21,272	14,510
Insurance proceeds for hull and machinery claims	61	157
Net cash provided by investing activities	19,950	5,577

Cash flows from financing activities
Repayments on the $133 Million Credit Facility	(22,740)	(1,580)
Proceeds from the $495 Million Credit Facility	-	11,250
Repayments on the $495 Million Credit Facility	(25,470)	(16,660)
Cash dividends paid	(888)	(7,290)
Net cash used in financing activities	(49,098)	(14,280)

Net decrease in cash, cash equivalents and restricted cash	(15,654)	(12,741)

Cash, cash equivalents and restricted cash at beginning of period	179,679	162,249
Cash, cash equivalents and restricted cash at end of period	$164,025	$149,508

Three Months Ended March 31, 2021
Adjusted Net Income Reconciliation	(unaudited)
Net income	$1,985
+ Loss on sale of vessels	720
Adjusted net income	$2,705

Adjusted net earnings per share - basic	$0.06
Adjusted net earnings per share - diluted	$0.06

Weighted average common shares outstanding - basic	41,973,782
Weighted average common shares outstanding - diluted	42,276,380

Weighted average common shares outstanding - basic as per financial statements	41,973,782
Dilutive effect of stock options	87,358
Dilutive effect of restricted stock awards	215,240
Weighted average common shares outstanding - diluted as adjusted	42,276,380

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
EBITDA Reconciliation:	(Dollars in thousands) (unaudited)
Net income (loss)	$1,985	$(120,350)
+ Net interest expense	4,470	6,351
+ Depreciation and amortization	13,441	17,574
EBITDA(1)	$19,896	$(96,425)

+ Impairment of vessel assets	-	112,814
+ Loss on sale of vessels	720	486
Adjusted EBITDA	$20,616	$16,875

	Three Months Ended
	March 31, 2021	March 31, 2020
FLEET DATA:	(unaudited)
Total number of vessels at end of period	41	53
Average number of vessels (2)	43.3	54.3
Total ownership days for fleet (3)	3,897	4,942
Total chartered-in days (4)	341	422
Total available days for fleet (5)	4,201	5,229
Total available days for owned fleet (6)	3,860	4,807
Total operating days for fleet (7)	4,122	5,126
Fleet utilization (8)	97.8%	97.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$12,197	$9,755
Daily vessel operating expenses per vessel (10)	4,887	4,413

	Three Months Ended
	March 31, 2021	March 31, 2020
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,530.0	1,547.0
Panamax	-	64.8
Ultramax	731.8	546.0
Supramax	1,407.7	1,820.0
Handymax	-	-
Handysize	227.5	964.7
Total	3,897.0	4,942.5

Chartered-in days
Capesize	-	-
Panamax	-	-
Ultramax	232.5	178.3
Supramax	108.3	204.1
Handymax	-	14.5
Handysize	-	25.1
Total	340.8	422.0

Available days (owned & chartered-in fleet)
Capesize	1,505.6	1,528.4
Panamax	-	64.4
Ultramax	955.6	668.4
Supramax	1,512.2	1,971.0
Handymax	-	14.5
Handysize	227.5	982.2
Total	4,200.9	5,228.9

Available days (owned fleet)
Capesize	1,505.6	1,528.4
Panamax	-	64.4
Ultramax	723.1	490.1
Supramax	1,403.9	1,766.9
Handymax	-	-
Handysize	227.5	957.1
Total	3,860.1	4,806.9

Operating days
Capesize	1,499.1	1,528.4
Panamax	-	60.1
Ultramax	950.0	667.8
Supramax	1,482.0	1,944.9
Handymax	-	14.5
Handysize	191.3	910.4
Total	4,122.4	5,126.1

Fleet utilization
Capesize	99.6%	99.9%
Panamax	-	92.7%
Ultramax	98.5%	99.9%
Supramax	97.8%	98.6%
Handymax	-	100.0%
Handysize	84.1%	92.0%
Fleet average	97.8%	97.8%

Average Daily Results:
Time Charter Equivalent
Capesize	$13,595	$16,660
Panamax	-	5,439
Ultramax	10,582	8,107
Supramax	12,292	6,492
Handymax	-	-
Handysize	7,912	5,734
Fleet average	12,197	9,755

Daily vessel operating expenses
Capesize	$5,208	$4,886
Panamax	-	4,175
Ultramax	4,972	4,637
Supramax	4,484	4,209
Handymax	-	-
Handysize	4,931	3,884
Fleet average	4,887	4,413

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2021 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$87,591	$98,336
Voyage expenses (in thousands)	35,074	48,368
Charter hire expenses (in thousands)	5,435	3,075
	47,082	46,893

Total available days for owned fleet	3,860	4,807
Total TCE rate	$12,197	$9,755

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Capesize vessels represent our major bulk vessel category and the other vessel classes, including Ultramax and Supramax vessels, represent our minor bulk vessel category.  Our major bulk vessels are primarily used to transport iron ore and coal, while our minor bulk vessels are primarily used to transport grains, steel products and other drybulk cargoes such as cement, scrap, fertilizer, bauxite, nickel ore, salt and sugar. This approach of owning ships that transport both major and minor bulk commodities provide us with exposure to a wide range of drybulk trade flows. As of May 5, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 14 Supramax vessels with an aggregate capacity of approximately 4,368,000 dwt and an average age of 10.4 years.

The following table reflects Genco’s fleet list as of May 5, 2021:

Vessel		DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Baltic Hornet	63,574	2014
2	Genco Freedom	63,498	2015
3	Genco Vigilant	63,498	2015
4	Baltic Mantis	63,470	2015
5	Baltic Scorpion	63,462	2015
6	Genco Magic	63,446	2014
7	Baltic Wasp	63,389	2015
8	Genco Weatherly	61,556	2014
9	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Lorraine	53,417	2009

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 6, 2021 at 9:00 a.m. Eastern Time to discuss its 2021 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 323-0501 or (800) 700-1722 and enter passcode 4187387. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4187387. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed.; (xix) our financial results for the year ending December 31, 2021 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) our ability to refinance and amend the terms of our credit facilities as contemplated in connection with our new dividend policy; (xxiii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550